UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2020

CHIMERA INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)
Maryland	001-33796	26-0630461
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

520 Madison Avenue, 32nd Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 626-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	CIM	New York Stock Exchange
8.00% Series A Cumulative Redeemable Preferred Stock	CIM PRA	New York Stock Exchange
8.00% Series B Cumulative Fixed-to-Floating Rate Redeemable Preferred Stock	CIM PRB	New York Stock Exchange
7.75% Series C Cumulative Fixed-to-Floating Rate Redeemable Preferred Stock	CIM PRC	New York Stock Exchange
8.00% Series D Cumulative Fixed-to-Floating Rate Redeemable Preferred Stock	CIM PRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02.	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Matthew J. Lambiase as President and Chief Executive Officer and Director

On November 17, 2020, Chimera Investment Corporation (the “Company”) announced that Matthew J. Lambiase will retire from his roles as President and Chief Executive Officer (“CEO”) of the Company, effective December 31, 2020. Mr. Lambiase’s will also retire from the Company’s Board of Directors (the “Board”) effective December 31, 2020.

Appointment of Mohit Marria as Chief Executive Officer

On November 16, 2020, upon the recommendation of its Nominating and Corporate Governance Committee, the Board appointed Mohit Marria, who currently serves as Chief Investment Officer of the Company, to serve as CEO effective January 1, 2021 upon Mr. Lambiase’s retirement. Mr. Marria will continue to serve as the Company’s Chief Investment Officer.

Mr. Marria, 42, has served as the Company’s Chief Investment Officer since December 2013. Prior to becoming Chief Investment Officer in December 2013, Mr. Marria was an Executive Vice President of Annaly Capital Management, Inc. While at Annaly, Mr. Marria had responsibility for the development and implementation of trading strategies in residential mortgage-backed securities, residential mortgage loans and its derivatives portfolio. Mr. Marria joined Annaly from American International Group (AIG). Prior to working at AIG, Mr. Marria worked at Metropolitan Life Insurance Company. Mr. Marria earned a Bachelor’s Degree in Finance and an M.B.A., each from Rutgers University.

Appointment of Choudhary Yarlagadda as President

On November 16, 2020, upon the recommendation of its Nominating and Corporate Governance Committee, the Board appointed Choudhary Yarlagadda, who currently serves as Chief Operating Officer of the Company, to serve as President effective January 1, 2021 upon Mr. Lambiase’s retirement. Mr. Yarlagadda will continue to serve as the Company’s Chief Operating Officer.

Prior to becoming Chief Operating Officer in August 2015, Mr. Yarlagadda, 58, was a Managing Director and Head of Structured Products for Annaly since January 2008. Prior to joining Annaly, Mr. Yarlagadda was a Director in Structured Credit Products at Credit Suisse and a Vice President in the Fixed Income Mortgage Group at Nomura Securities International, Inc. Mr. Yarlagadda has an MS from the Florida Institute of Technology and BS from the National Institute of Technology (India).

Election to the Board of Directors

Upon the recommendation of its Nominating and Corporate Governance Committee, the Board has also elected Mr. Marria and Mr. Yarlagadda to the Board, effective immediately.  The Board approved an increase in the size of the Board to eleven directors to accommodate Mr. Marria’s and Mr. Yarlagadda’s election, but the size of the Board will decrease to ten directors upon Mr. Lambiase’s retirement. Mr. Marria will stand for election as a Class II director at the 2021 annual meeting of shareholders, and Mr. Yarlagadda will stand for election as a Class III director at the 2022 annual meeting of shareholders.

Equity Awards

Upon the recommendation of its Compensation Committee, the Board has also ratified equity awards to be made to each of Mr. Marria and Mr. Yarlagadda, in connection with their respective promotions discussed above. Specifically, Mr. Marria and Mr. Yarlagadda will each receive 500,000 Restricted Stock Units that will vest ratably over five years beginning in January 2021. The issuance of these equity awards to the applicable executive officer is conditioned, and will only be made, upon the effectiveness in January 2021 of the promotion discussed above.

Item 7.01.	Regulation FD Disclosure.

A copy of the Company’s press release (the “Press Release”) announcing the matters described under Item 5.02 above is attached hereto and furnished as Exhibit 99.1.

The Press Release is being furnished pursuant to Item 7.01, and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 17, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIMERA INVESTMENT CORPORATION

Date: November 17, 2020	By:	/s/ Phillip J. Kardis II
	Name:	Phillip J. Kardis II
	Title:	Chief Legal Officer and Secretary